Exhibit 99.1

E2open Adopts One Year Stockholder Rights Plan

FOSTER CITY, Calif, January 16, 2015 — E2open, Inc. (NASDAQ:EOPN) (“E2open”), the leading provider of cloud-based solutions for collaborative planning and execution across global trading networks, today announced that its Board of Directors has unanimously adopted a stockholder rights plan (the “Rights Plan”) and declared a dividend distribution of one preferred share purchase right on each outstanding share of E2open’s common stock. The Rights Plan has a term of one year.

The Board of Directors adopted the Rights Plan in order to help promote the fair and equal treatment of all stockholders and enable them to realize the long-term value of their investment in E2open. The Rights Plan is also designed to reduce the likelihood that any person or group would gain control of E2open through open market accumulation or other coercive tactics without paying an appropriate control premium. The Rights Plan is not intended to interfere with any transaction approved by the Board of Directors. The Board of Directors is committed to acting in the best interests of all of E2open’s stockholders.

Pursuant to the Rights Plan, E2open will issue one preferred stock purchase right for each share of common stock outstanding at the close of business on January 26, 2015. Each right will entitle stockholders to buy one one-thousandth of a share of Series A participating preferred stock at an exercise price of $30.00. Initially, these rights will not be exercisable and will trade with E2open’s common stock.

In general terms, the Rights Plan imposes a significant penalty upon any person or group that acquires 10% (or 20% in the case of institutional investors who report their holdings on Schedule 13G, as described in the Rights Plan) or more of E2open’s common stock without the approval of the Board of Directors.

Under the Rights Plan, the rights generally will become exercisable only if a person or group acquires beneficial ownership of 10% (or 20% in the case of institutional investors who report their holdings on Schedule 13G) or more of E2open’s common stock (including through entry into certain derivative positions) in a transaction not approved by the Board of Directors. In that situation, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will have the right to purchase, upon payment of the exercise price, a number of shares of E2open’s common stock having a then-current market value equal to twice the exercise price. In the case of a person or group that already owns in excess of 10% of E2open’s common stock (other than institutional investors who report their holdings on Schedule 13G), the rights generally will become exercisable only if that person or group acquires beneficial ownership of any additional shares of E2open’s common stock.

In addition, if E2open is acquired in a merger or other business combination after an acquiring person acquires 10% (or 20% in the case of 13G institutional investors who report their holdings on Schedule 13G) or more of E2open’s common stock, each holder of the right will thereafter have the right to purchase, upon payment of the exercise price, a number of shares of common stock of the acquiring person having a then-current market value equal to twice the exercise price. The acquiring person will not be entitled to exercise these rights.

The Board of Directors may redeem the rights for a nominal amount at any time on or prior to the 10th business day (or such later date as it determines) following an event that causes the rights to become exercisable. Under the Rights Plan’s terms, it will expire on January 16, 2016.

Additional details about the Rights Plan will be contained in a Current Report on Form 8-K to be filed by E2open with the Securities and Exchange Commission.

Wilson Sonsini Goodrich & Rosati, Professional Corporation, is acting as E2open’s legal counsel.

About E2open

E2open (NASDAQ: EOPN) is the leading provider of cloud-based, on-demand software solutions enabling enterprises to procure, manufacture, sell, and distribute products more efficiently through collaborative planning and execution across global trading networks. Enterprises use E2open solutions to gain visibility into and control over their trading networks through the real-time information, integrated business processes, and advanced analytics that E2open provides. E2open customers include Avnet, Celestica, Cisco, HP, IBM, Lenovo, L’Oreal, Motorola Solutions, Seagate, and Vodafone. E2open is headquartered in Foster City, California with operations worldwide. For more information, visit www.e2open.com.

Media Contact:

Michael Fox, ICR

203-682-8218

Investor Relations Contact:

Greg Kleiner, ICR

investor.relations@e2open.com

(650) 645-6675